
                                ILX INCORPORATED
                  STATEMENT RE COMPUTATION OF NET INCOME (LOSS)


                                                                             Year ended December 31.
                          9 Months       9 Months      -----------------------------------------------------------------------------
                           Ended          Ended              1994            1993             1992            1991           1990
                          9/30/95        9/30/94
                        ------------------------------------------------------------------------------------------------------------
PRIMARY:
Net income (loss)        $1,540,100     $1,994,921       $ 2,148,287     $ 2,076,231      $ 1,325,874      ($307,051)   ($1,602,093)
Less: Cumulative
 preferred dividends        (52,471)       (37,208)          (33,529)         (7,641)
                        ------------------------------------------------------------------------------------------------------------
                         $1,487,629     $1,957,713       $ 2,114,758     $ 2,068,590      $ 1,325,874      ($307,051)   ($1,602,093)
                        ============================================================================================================
Weighted average common
 shares outstanding before
 common equivalents      12,473,623    12,328,084        12,344,257      11,605,513       11,229,991      7,858,277      5,668,865
Common equivalent stock
 options/warrants           115,796        16,920             8,989          76,273
Common equivalent
 preferred stock            110,000       110,000           110,000         110,000
                         -----------------------------------------------------------------------------------------------------------
                         12,699,419    12,455,004        12,463,246      11,791,786       11,229,991      7,858,277      5,668,865
                         ===========================================================================================================
Net income (loss)
 per share (dollars)          $0.12         $0.16             $0.17           $0.18            $0.12         ($0.04)        ($0.28)
                         ===========================================================================================================


Pro-forma adjustment for
conversion of CAS Bonds
(Minimum)                   800,000        800,000           800,000

Pro-forma income per
common equivalent share
(Minimum)                     $0.11          $0.15             $0.16

Pro-forma adjustment
for conversion of CAS
Bonds (Maximum)          $2,000,000      2,000,000         2,000.000

Pro-forma income per
common equivalent
share (Maximum)               $0.10          $0.14             $0.15

FULLY DILUTED:
Net income (loss)
per above                $1,540,100     $1,994,921       $ 2,148,287     $ 2,076,231      $ 1,325,874      ($307,051)   ($1,602,093)
                        ============================================================================================================
Average common and
 equivalent shares
 per above               12,699,419     12,455,004        12,463,246      11,791,786       11,229,991      7,858,277      5,668,865
Common equivalent
 preferred stock            488,573        509,121           507,988         509,420
                        ------------------------------------------------------------------------------------------------------------
                         13,187,992     12,964,125        12,971,234      12,301,206       11,229,991      7,858,277      5,668,865
                        ============================================================================================================
Net income (loss)
 per share (dollars)          $0.12          $0.15             $0.17           $0.17            $0.12         ($0.04)        ($0.28)
                        ============================================================================================================

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